UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 20, 2006

PAINCARE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Florida	1-14160	06-1110906
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1030 N. Orange Avenue, Ste. 105, Orlando, Florida	32801
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (407) 367-0944

Registrant’s facsimile number, including area code: (407) 367-0950

Registrant’s Website address:  www.paincareholdings.com

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01

Completion of Acquisition or Disposition of Assets

On January 20, 2006, a wholly owned subsidiary of PainCare Holdings, Inc. (the “Company”) closed the acquisition of the non-medical assets of Desert Pain Care, PC (the “Practice”), with offices located in Palm Springs, Yucca Valley and Rancho Mirage, California.  Pursuant to the terms of the Acquisition Agreement, a copy of which is filed herewith, the total purchase price for the Practice is $6 million.  At closing the Company paid the Practice $3 million of the purchase price through the payment of $1.5 million in cash, and the issuance to the Practice of 471,698 shares of the Company’s common stock.  The remaining $3 million of the purchase price will be paid in three annual installments pending the achievement of certain contractual financial benchmarks by the Practice.  The earn-out payments will be made 50% in cash and 50% in shares of the Company’s common stock.

Concurrently with the closing of the acquisition, and in connection therewith, the Practice transferred its medical assets to a newly formed entity Desert Pain Care Medicine Group,  A Medical Corporation, a California professional corporation.  The Company will provide, through a wholly owned subsidiary, ongoing management and administrative services to Desert Pain Care Medicine Group pursuant to the terms of a Management Services Agreement entered into concurrently with the closing of the acquisition.

Neither the Practice nor its shareholders have any prior relationship with the Company.

Item 7.01

Regulation FD Disclosure.

A copy of the Company’s press release regarding the foregoing is filed herewith with respect to all matters contained therein with the exception of the third sentence of the second paragraph of the press release, which is hereby furnished.

Item 9.01

Financial Statements and Exhibits.

(d)	Exhibits
	99.1	Acquisition Agreement dated January 20, 2006
	99.2	Copy of press release of the Company dated January 23, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: January 25, 2006

PAINCARE HOLDINGS, INC.

BY:

/s/ RANDY LUBINSKY

Chief Executive Officer and Director